UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2001

NUI Corporation
(Exact Name of Registrant as Specified in its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

001-6385	22-3708029
(Commission File Number)	(I.R.S. Employer Identification)

550 Route 202-106, P. O. Box 760, Bedminster, New Jersey 07921-0760
(Address of Principal Executive Offices including zip code)

(908) 781-0500
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or former Address, if Changed Since Last Report)

Item 5.     Other Events

On May 10, 2001, NUI Corporation ("NUI") announced that it had signed a definitive agreement with the majority owner of T.I.C. Enterprises, LLC ("TIC") to purchase 51 percent of the outstanding equity interests of TIC. NUI, through a subsidiary, already owned 49 percent of the equity interests of TIC. The agreement was subject to the satisfaction or waiver by NUI of a condition that NUI entered into arrangements with TIC's primary bank lender and any other creditors of TIC satisfactory to NUI in its sole discretion.

On May 16, 2001, NUI announced that it had consummated this transaction.

Under the terms of the agreement (the "Agreement"), NUI Sales Management, Inc. ("NUI Sales") purchased all of the equity interests of TIC owned by James Greiff and a company owned by Greiff (collectively "Greiff"). In exchange for the equity interests, NUI Sales paid to Greiff $5,000,000 in cash at closing. In addition, NUI Sales paid Greiff $300,000 representing the repayment of an advance that Greiff made to TIC in April, and agreed to cause TIC to issue to Greiff its convertible subordinated unsecured promissory note in the amount of $3,000,000, bearing interest at the rate of 7 percent per year (the "Note"). The Note is to mature on December 31, 2001, and the maturity date will be extended to March 31, 2002, in certain events.

In the event that the Note is not paid in full on the original or extended maturity date, Greiff shall have the option (the "Conversion Option"), during a thirty-day period commencing on the final maturity date of the Note, to convert the Note into 100 percent of the fully diluted equity of TIC. The Conversion Option shall not be exercisable unless Greiff shall (i) pay NUI $5,000,000 in cash; (ii) repay up to $5,000,000 of any funds provided to TIC by NUI Sales or an affiliate from the date of the agreement to the conversion date; (iii) obtain the unconditional release of any and all guarantees and similar obligations of NUI and its affiliates of any obligations of TIC that may then be in place; and (iv) repay any and all funds made available by NUI Sales or any affiliates to TIC at any time prior to the date of the Agreement.

The Agreement also provides that Greiff may not, for a period of one year, directly or indirectly solicit employees of TIC to leave TIC and that he may not enter into certain ventures or business opportunities that would compete with TIC.

Copies of NUI's May 10, 2001, and May 16, 2001, press releases are attached hereto.

Item 7.     Financial Statements and Exhibits
(c)	Exhibits

Exhibit 99.1

Press Release of NUI Corporation dated May 10, 2001

Exhibit 99.2

Press Release of NUI Corporation, dated May 16, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUI CORPORATION

By: /s/ JOHN KEAN, JR.
John Kean, Jr.
President and Chief Executive Officer

Date:  May 16, 2001.